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                                                    FOR IMMEDIATE RELEASE

                        [LETTERHEAD OF PROTEIN POLYMER]



           PROTEIN POLYMER ANNOUNCES $3.9 MILLION PRIVATE PLACEMENT

  SAN DIEGO, April 28, 1998 -- Protein Polymer Technologies, Inc. (NASDAQ-PPTI), said that it has raised approximately $3.9 million from a small group of accredited and institutional investors through an initial closing of a private placement of convertible preferred stock and warrants. The Company previously announced agreement on the terms of the offering pending the Nasdaq-required ten day notification of shareholders.

   As previously reported, PPTI's Series E Convertible Preferred Stock was priced at $100 per share, and 39,312 shares were sold in this closing. Each share can be converted at any time by the holder into common stock at a price of $1.25 per share. Each share of Preferred Stock also receives two common stock warrants. One warrant, exercisable for 18 months, allows the holder to acquire 40 shares of PPTI common stock at a price of $2.50, and the other warrant, exercisable for 36 months, allows the holder to acquire 20 shares of common stock at a price of $5.00 per share. Such securities may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC), or through an exemption from such registration. The Company has agreed to use its best efforts to register the underlying common stock with the SEC within 120 days following closing.

   Protein Polymer Technologies, Inc., a San Diego-based biotechnology company, has developed a protein-based technology platform that allows the creation of new biomaterials which target multiple applications in biomedical markets. The different classes of biocompatible polymers developed by PPTI have been genetically engineered to enable cell growth, promote the regeneration of tissue, bond to synthetic surfaces and resorb into tissue controlled rates. Targeted


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Protein Polymer Announces $3.9 Million Private Placement
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4/28/98

applications include tissue adhesives and sealants, tissue augmentation, wound healing, and drug delivery vehicles.

   This press release may contain forward-looking statements that are based on management's expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 1997 Annual Report and 10-KSB, and recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

   PPTI's press releases are on the internet at www.ppti.com or on PR Newswire's Company News On Call at http://www.prnewswire.com and can be received via Fax on Demand at (800) 758-5804 extension 721876.